Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Completes Acquisition of Remaining
40 Percent of Essex Nexans

ATLANTA, GA, June 27, 2007 — Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, today announced that is has completed the acquisition from Nexans of the remaining 40 percent equity interest in Essex Nexans.  Superior Essex purchased Nexans’ outstanding shares in Essex Nexans for €22 million in cash.  In addition, Essex Nexans redeemed an €11.3 million subordinated note from Nexans.  With the completion of the transaction, Superior Essex now owns 100% of the equity of Essex Nexans, the largest European magnet wire manufacturer.

“We have been extremely pleased with the progress the Essex Nexans joint venture has made since its formation in October 2005, and we have enjoyed our partnership over that period of time with Nexans,” said Stephen M. Carter, chief executive officer of Superior Essex.  “We look forward to the completion of the Invex acquisition and to continued positive results from our European Magnet Wire business segment.”

Superior Essex’s European Magnet Wire and Distribution business segment will continue to be headquartered just outside of Paris, in Compiegne, France.  It currently operates seven facilities in France, Germany, Portugal and the United Kingdom.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.